Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FOURTH QUARTER AND 2005 YEAR END RESULTS AND FY 2006 BUSINESS OUTLOOK

Meridian, Idaho (November 9, 2005) — MWI Veterinary Supply, Inc. (“MWI” or “the Company”) (NASDAQ: MWIV) announced financial results today for its fourth quarter and for its year ended on September 30, 2005.

Total revenues grew 28.3% to $133.3 million for the quarter ended September 30, 2005 compared to $103.9 million for the quarter ended September 30, 2004. Total revenues for the year ended September 30, 2005 grew 26.0% to $496.7 million compared to $394.3 million for the year ended September 30, 2004.

Net income increased 112.0% to $899,000 for the quarter ended September 30, 2005 compared to $424,000 for the quarter ended September 30, 2004. Diluted earnings per share for the quarters ended September 30, 2005 and 2004 was $0.10 and $0.07, respectively. Net income increased 80.5% to $4.6 million for the year ended September 30, 2005 compared to $2.5 million for the year ended September 30, 2004. Diluted earnings per share for the years ended September 30, 2005 and 2004 was $0.68 and $0.43 per share, respectively. Net income and earnings per share for the quarter and year ended September 30, 2005 includes the effect of a $1.2 million after-tax charge, or $0.13 and $0.18 per diluted share respectively, related to terminating a management services and consulting agreement in August 2005. Additionally, the earnings per share computation reflects the issuance of approximately 5 million shares in August 2005 in the Company’s initial public offering.

Growth in revenues was attributed to a number of factors including:

•                  Increased market penetration and product sales to both existing and new customers.  Sales attributable to customers obtained subsequent to the end of the prior comparative period approximated $15.4 million for the quarter ended September 30, 2005.

•                  Revenues benefited in the quarter and the year ended September 30, 2005 as compared to the corresponding periods in the prior year as a result of the addition of a leading non-steroidal anti-inflammatory drug for dogs, the addition of new cattle antibiotics and the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship in the prior year.

•                  Revenues benefited from the acquisition of Vetpo Distributors, Inc. (“Vetpo”) that was completed in January 2005. For the quarter ended September 30, 2005 and from the acquisition date to September 30, 2005, field sales representatives who joined the Company from Vetpo produced sales of approximately $5.0 million and $13.7 million, respectively.

Gross profit increased by 34.1% to $18.8 million for the quarter ended September 30, 2005 from $14.0 million for the quarter ended September 30, 2004. Rebates grew by approximately $597,000 in the quarter ended September 30, 2005 as compared to the quarter ended September 30, 2004 contributing to the gross profit dollar increase. Gross profit as a percentage of total revenues was 14.1% and 13.5% for the quarter ended September 30, 2005 and 2004, respectively. The Company’s gross profit margin improvement was principally due to an increased growth rate for higher margin companion animal products that exceeded the growth rate for production animal products. Gross profit increased by 25.8% to $69.9 million for the year ended September 30, 2005 from $55.6 million for the year ended September 30, 2004. Rebates grew by approximately $2.7 million for the year ended September 30, 2005 as compared to the prior year contributing to the gross profit dollar increase.  Gross profit as a percentage of total revenues was 14.1% for both the years ended September 30, 2005 and 2004.

Operating income increased 2.4% to $2.8 million for the quarter ended September 30, 2005 as compared to the corresponding period in the prior year. Operating income increased 25.4% to $15.8 million for the year ended September 30, 2005 compared to $12.6 million for the year ended September 30, 2004. The increase in operating income for the quarter and year was due to increased sales leverage, partially offset by the $2 million pretax charge incurred in August 2005 related to the termination of a management services and consulting agreement.

The Company’s effective tax rate was 50.2% and 62.8% for the quarter ended September 30, 2005 and 2004, respectively. The Company’s effective tax rate was 52.8% and 62.9% for the year ended September 30, 2005 and 2004, respectively. The decrease in the effective tax rate for both the quarter and year ended September 30, 2005 compared to the corresponding periods in the prior year was primarily attributable to the lower accretion of dividends on the Series A preferred stock for fiscal 2005 due to the redemption of all of the Series A preferred stock in August, 2005.  The accretion of dividends on the Series A preferred stock is nondeductible for income taxes purposes.

President and CEO Jim Cleary commented, “I am extremely pleased with our Company’s performance and the execution by our team members. MWI accomplished several milestones this past year including record sales, record earnings, the successful acquisition and integration of Vetpo Distributors, and the completion of our initial public offering. With our Company’s continued focus on our four core values of customer service, integrity, dedication and innovation I am optimistic that our team members and customers will bring MWI continued success in 2006.”

2006 Business Outlook

For the fiscal year ending September 30, 2006 the Company estimates that revenues will grow approximately 15% to $570 million and diluted earnings per share will approximate $0.99 per share.  The Company also expects its fiscal 2006 effective tax rate to approximate 39% and capital expenditures to approximate $2.5 million.

Conference Call

The Company will be holding a conference call on November 9, 2005 at 11 am Eastern Standard Time to discuss these results and its business outlook for fiscal 2006. Access to this conference call can be gained by dialing (800) 817-4887 for calls within the United States or (913) 981-4913 for international calls. The conference call will also be carried live on the Company web site at www.mwivet.com and will be available for subsequent listening.

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MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2005	2004	2005	2004
Revenues	$133,264	$103,879	$496,655	$394,282
Cost of product sales	114,446	89,843	426,709	338,684
Gross profit	18,818	14,036	69,946	55,598
Selling, general and administrative expenses (1)	15,611	10,986	52,647	41,872
Depreciation and amortization	408	317	1,528	1,146
Operating Income (1)	2,799	2,733	15,771	12,580
Interest expense	(1,121)	(1,679)	(6,515)	(6,098)
Other income	126	86	399	322
Income before taxes (1)	1,804	1,140	9,655	6,804
Income tax expense	(905)	(716)	(5,098)	(4,280)
Net income (1)	$899	$424	$4,557	$2,524

Net income per share - diluted (2)	$0.10	$0.07	$0.68	$0.43
Weighted average common shares outstanding - diluted	9,113	5,878	6,697	5,878

(1)          Includes a $2 million pretax ($1.2 million after tax) charge incurred in the Company’s fourth quarter of FY 2005 related to the termination of a management services and consulting agreement.

(2)          Diluted earnings per share for the quarter and year ended September 30, 2005 includes the impact of the $1.2 million after-tax charge, or $0.13 per share and $0.18 per share, respectively, discussed in (1) above.

Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2005	2004
Assets
Cash	$31	$28
Receivables, net	77,099	59,720
Inventories	68,786	49,525
Prepaid expenses and other current assets	2,011	1,196
Deferred income taxes	482	244
Total current assets	148,409	110,713

Property and equipment, net	6,919	6,007
Goodwill	29,739	28,287
Intangibles, net	1,644	—
Other assets, net	1,533	1,558
Total Assets	$188,244	$146,565

Liabilities
Line-of-credit	$24,690	$49,129
Accounts payable	69,382	50,966
Accrued expenses	6,341	4,454
Interest rate swap	—	23
Current portion of long-term debt	97	288
Total current liabilities	100,510	104,860

Deferred income taxes	650	608
Long-term debt	390	732
Redeemable preferred stock	—	35,733

Stockholders’ Equity	86,694	4,632

Total Liabilities and Stockholders’ Equity	$188,244	$146,565